UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  Form 8-K
                               CURRENT REPORT

                       Pursuant to Section 13 or 15(d)
                   of the Securities Exchange Act of 1934

              Date of Report  (Date of earliest event reported)

                            August 10, 1998

                            BB&T Corporation
            (Exact name of registrant as specified on its charter)

                      Commission file number:  1-10853

         North Carolina                                    56-0939887
    (State of Incorporation)             (I.R.S.  Employer Identification No.)

       200 West Second Street
    Winston-Salem, North Carolina                            27101
(Address of principal executive offices)                   (Zip Code)

                               (336) 733-2000
              (Registrant's telephone number, including area code)

This Form 8-K has 3 pages. The sequential numbering of the pages is indicated in the lower right hand corner.

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ITEM 5.   OTHER EVENTS

     The purpose of this Current Report on Form 8-K is to announce that BB&T Corporation has executed a definitive agreement to acquire Scott & Stringfellow Financial, Inc., an investment banking firm headquartered in Richmond, Virginia.

EXHIBIT INDEX

Exhibit 99.1   Announcement to acquire Scott & Stringfellow Financial, Inc.

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     BB&T  Corporation  ("BB&T")  announced  on August  10,  1998,  that it will acquire Scott & Stringfellow Financial, Inc. ("Scott & Stringfellow"), an investment banking firm headquartered in Richmond, Virginia. The transaction will be effected through the exchange of one share of BB&T common stock for each share of Scott & Stringfellow common stock outstanding. Based on BB&T's closing price of $34.44 per share on Friday, August 7, 1998, the transaction has a value of $34.44 per Scott & Stringfellow common share, or $131 million in the aggregate. The acquisition will significantly increase BB&T's presence in investment banking and retail brokerage.

         The transaction, approved by the Boards of Directors of BB&T and Scott & Stringfellow on August 10, will be accounted for as a pooling of interests.

         Management estimates annual cost savings of approximately 5% of Scott & Stringfellow's current expense base, to be achieved as a result of the integration of BB&T's current investment banking subsidiary, Craigie, Inc. into Scott & Stringfellow. Management projects the acquisition will be slightly dilutive to BB&T's earnings per share in the first two years after consummation but become accretive thereafter.

      Scott & Stringfellow, established in 1893, manages more than $10 billion in total assets for its clients and operates 31 offices in Virginia, West Virginia, North Carolina and South Carolina. Scott & Stringfellow offers full-service retail brokerage, institutional equity and debt underwriting, investment advisory services, corporate finance, equity trading, equity research and a wide-range of other investment-related financial services. Scott & Stringfellow common stock is traded on the NASDAQ National Market System under the trading symbol SCOT.

      The aquisition, which is subject to the approval of the shareholders of Scott & Stringfellow and Federal and state regulators, is expected to be completed in the fourth quarter of 1998. After consummation of the acquisition, BB&T's investment banking operations will be based in Richmond, Virginia.

      BB&T, a multi-bank holding company with $31.5 billion in assets as of June 30, 1998, operates 518 banking offices in the Carolinas and Virginia. BB&T common stock is listed on the New York Stock Exchange under the trading symbol BBK.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                BB&T CORPORATION
                                  (Registrant)

                                           By:   /S/ SHERRY A. KELLETT

                                Sherry A. Kellett
                       Senior Executive Vice President and
                    Controller (Principal Accounting Officer)

Date: August 10, 1998